Exhibit 10.2

$45,000,000.	New York, New York
As of February 24, 2014

FOR VALUE RECEIVED, the undersigned, LIPPERT COMPONENTS, INC., a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of JP Morgan Chase Bank, N.A. (the "Lender"), at the office of JPMorgan Chase Bank, N.A. (the "Administrative Agent") at 10 S. Dearborn, Chicago, IL 60605 on the Maturity Date in lawful money of the United States of America and in immediately available funds, the principal amount of (a) FORTY FIVE MILLION DOLLARS ($45,000,000), or, if greater, (b) such principal amount as shall have been made available by the Lender pursuant to Section 2.06A of the Credit Agreement referred to below, or, if less, (c) the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement (referred to below). The Borrower further agrees to pay interest on the unpaid principal amount outstanding hereunder from time to time from the date hereof in like money at such office at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to record on the schedule annexed hereto or on a continuation thereof the date, Type and amount of each Loan made pursuant to the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or repayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto; provided, however, that the failure to make any such recordation shall not affect the obligations of the Borrower in respect of such Loans.

This Note is one of the Revolving Credit Notes referred to in the Second Amended and Restated Credit Agreement dated as of November 25, 2008 (as further amended, the "Credit Agreement") among the Borrower and Kinro, Inc.("Kinro") (Kinro having since been merged into the Borrower, with the Borrower as the surviving corporation), the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent, is secured as provided therein and in the Security Documents, is entitled to the benefits of the Guarantee Agreements as provided in the Credit Agreement and the Guarantee Agreements, and is subject to optional and mandatory prepayment as set forth in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This Note amends restates and supersedes that certain Revolving Credit Note dated as of November 25, 2008 of the Borrower and Kinro to the Lender.

LIPPERT COMPONENTS, INC.

By:
	Name:	Joseph S. Giordano III
	Title:	Vice President